EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Valley Bank (“Bank”) is a subsidiary of the registrant, Valley Financial Corporation.  Valley Financial Corporation owns 100% of the Common Stock of the Bank.  Valley Financial Corporation also owns 100% of Valley Financial (VA) Statutory Trust I, Valley Financial (VA) Statutory Trust II, and Valley Financial Statutory Trust III.  VB Investments, LLC is a wholly-owned subsidiary of the Bank.  Valley Wealth Management Services, Inc. is a wholly-owned subsidiary of the Bank.  VB Land, LLC is a wholly-owned subsidiary of the Bank. Each of the above entities was incorporated or organized in Virginia.